NEWS RELEASE Media Contact: Jeremy D. King Regions Bank Regions Media Line: 205-264-4551 Regions News Online: regions.doingmoretoday.com Roger W. Jenkins Appointed to the Regions Financial Corp. and Regions Bank Boards of Directors The Murphy Oil executive will join the Regions Boards effective Jan. 1, 2025. BIRMINGHAM, Ala. – Dec. 11, 2024 – Regions Financial Corp. (NYSE:RF) on Wednesday announced Roger W. Jenkins, director and CEO of Murphy Oil Corporation, has been appointed to serve on the boards of Regions Financial Corp. and its subsidiary, Regions Bank. Jenkins’ term on the Regions boards will begin Jan. 1, 2025. An experienced corporate executive, Jenkins has been with Murphy Oil since 2001. In 2013, he was elevated to serve as director, president and CEO of the organization. Murphy Oil recently announced Jenkins will retire from Murphy’s board on Dec. 31, 2024, and will remain in an advisory role until his full retirement from Murphy on Dec. 31, 2025. Prior to serving Murphy Oil, Jenkins had a 17-year career with Texaco. As Murphy Oil’s president and CEO, Jenkins led the company in extensive business development opportunities, including achieving a leading position along the U.S. portion of the Gulf of Mexico. Jenkins also spearheaded the development of the company’s Kikeh Field, a deepwater oil and gas field off the shore of Sabah, Malaysia, that was the first of its kind in the country and one of Murphy’s largest and most profitable projects. “Roger is an accomplished board director and executive of a large, successful public company who has provided steady, strategic leadership through volatile market cycles and economic challenges,” said John Turner, Chairman, President and CEO of Regions Financial Corp. and Regions Bank. “He understands the importance of a customer-first business approach, the value of strong teams, and a commitment to effective governance and risk management. His values align with those of Regions, and with his experience and insights, I am confident we will continue to deliver soundness, profitability and growth while creating shared value for all our stakeholders.” Jenkins serves on several industry boards, including those guiding the American Petroleum Institute and the National Petroleum Council. He is the current board chair of the Louisiana State Roger W. Jenkins was appointed to the Regions Financial Corp. and Regions Bank boards, effective Jan. 1, 2025

University Foundation and was recognized as LSU Alum of the Year in 2016. In 2022, he was awarded the Spindletop Award, which honors an individual in the energy industry for contributions to both the industry and the community. Jenkins was named EY Entrepreneur of the Year for the Gulf South region in 2023. Jenkins earned a bachelor’s degree in Petroleum Engineering from Louisiana State University and an MBA in Finance from Tulane University, and completed the Advanced Management Program at Harvard Business School. “Living in Houston, I’ve seen firsthand the impressive growth and customer loyalty that Regions Bank has built in this city and throughout Texas and other rapidly expanding markets in the last few years,” Jenkins said. “With its attractive footprint, reputation for best-in-class customer service and commitment to sustainable innovation and growth, the future is bright for Regions, and I look forward to being a part of the organization’s ongoing success.” With the addition of Jenkins, the Regions Boards will consist of 14 members. Upon joining the Regions Boards, Jenkins will serve on the Risk and Technology Committees. Regions is committed to serving the long-term interests of shareholders by maintaining strong governance principles and cultivating an experienced and engaged Board of Directors with diverse skills and attributes supporting both Regions Financial Corp. and Regions Bank. Board members have adopted comprehensive Corporate Governance Principles to guide their oversight and independent governance. The Corporate Governance Principles affirm the Boards will seek members from diverse professional backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure the Boards maintain an appropriate mix of skills and characteristics to meet the needs of Regions and the people it serves. About Regions Financial Corporation Regions Financial Corporation (NYSE:RF), with $157 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,250 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com. ###